UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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ICU MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1

ICU MEDICAL, INC.
951 Calle Amanecer
San Clemente, California 92673-6213

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 10, 2013

The 2013 Annual Meeting of Stockholders of ICU Medical, Inc. (the ''Company'') will be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 936-9761 and (408) 774-4587 for international, conference identification number 16707109, on Friday, May 10, 2013 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.	To elect two directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

2.	To re-approve the 2008 Performance-Based Incentive Plan, as amended;

3.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013;

4.	To hold an advisory vote to approve our named executive officer compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has determined that only holders of common stock of record at the close of business on March 18, 2013 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You may attend the Annual Meeting by either clicking on “Investors” and then clicking on “Annual Meeting” on our web site, www.icumed.com, or calling (800) 936-9761 and (408) 774-4587 for international, conference identification number 16707109, from a touch-tone telephone. If you hold stock certificates registered in your own name, you will need the control number printed on the attachment to the enclosed proxy card to verify that you are a stockholder of record. If your stock is held in “street name” by your broker or other nominee, you will need to provide the name of your broker or nominee to gain access to the Annual Meeting.

By Order of the Board of Directors
Scott E. Lamb, Secretary
San Clemente, CA
April 8, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 10, 2013

The proxy statement and annual report to stockholders are available at http://ir.icumed.com.

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting in person by means of remote communication, please complete, sign, date and return the enclosed proxy promptly or submit your proxy over the Internet or by telephone. If you are a stockholder of record and attend the Annual Meeting electronically, you may withdraw your proxy and vote in person via facsimile. You will find information on submitting your proxy over the Internet and by telephone and information about voting in person at the Annual Meeting on the reverse side of this notice.
THANK YOU FOR ACTING PROMPTLY

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How do I submit my proxy?

You will have the opportunity to attend the Annual Meeting by means of remote communication and vote during the Annual Meeting if you choose. Whether or not you vote during the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you can give a proxy to have your shares voted at the Annual Meeting either:

•	by mailing the enclosed proxy card in the enclosed envelope;

•	electronically, using the Internet; or

•	over the telephone by calling a toll-free number.

The Internet and telephone proxy submission procedures are set up for your convenience and are designed to verify your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you are a stockholder of record and you would like to submit your proxy by telephone or by using the Internet, please refer to the specific instructions on the attachment to the enclosed proxy card. Alternatively, you may submit your proxy by mail by returning your signed proxy card in the enclosed envelope. If we receive your proxy by mail, electronically or by telephone before the Annual Meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must give voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

If you are a stockholder of record, as opposed to voting by proxy you may vote your shares during the Annual Meeting by facsimile. The procedures for voting during the Annual Meeting are designed to verify your identity and allow you to vote. You should retain the attachment to the proxy card enclosed with this Proxy Statement on which your unique control number appears. You will need to write this control number on your ballot to verify your identity.

To vote during the meeting, access the Company’s website at www.icumed.com, then click on the Investors tab, and click on the icon that says “Voting Ballot.” You may download and print the ballot. Alternatively, you may request that a ballot be faxed to you by calling Investor Relations at (800) 824-7890 any time before 4:00 PM PDT on May 9, 2013. After you have marked your votes and recorded your control number on your ballot, you may fax the ballot to the Company at (949) 366-4264. Ballots must be received before the polls are closed during the Annual Meeting to be counted. We anticipate that the polls will be open from approximately 9:05 to 9:20 AM PDT on May 10, 2013.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you vote by proxy and then decide to attend the Annual Meeting, you will be able to vote during the Annual Meeting, even if you have previously submitted your proxy.

How can I request proxy materials?

To request a print or electronic copy of our Proxy Statement, Annual Report to Stockholders and form of proxy, you may call our toll-free telephone number (800) 824-7890; e-mail us at ir@icumed.com or visit our Web site at www.icumed.com. You may also request that we send you proxy materials relating to future stockholders meetings in print or electronic form.

Your vote is important. Thank you for voting.

ICU MEDICAL, INC.

951 Calle Amanecer
San Clemente, California 92673

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICU Medical, Inc. (the ''Company'') for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 936-9761 and (408) 774-4587 for international, conference identification number 16707109, on Friday, May 10, 2013 at 9:00 a.m., Pacific Daylight Time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice.
The approximate date of mailing of this Proxy Statement, the Annual Report to Stockholders and the proxy card is April 8, 2013. The principal executive offices of the Company are located at 951 Calle Amanecer, San Clemente, California 92673.

Attendance by Remote Communication

The Annual Meeting will be held entirely by remote communication on the Internet, as permitted by Delaware law. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the Annual Meeting by means of remote communication will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.icumed.com, click on the Investors tab and click on the icon that says “Annual Meeting” or telephone (800) 936-9761 and (408) 774-4587 for international, conference identification number 16707109, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of March 18, 2013, the record date. Stockholders of record will need to provide the control number on the attachment to the enclosed proxy card to verify their identity.

Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.icumed.com, clicking on the Investors tab and clicking on the icon that says “Annual Meeting” or telephoning (800) 936-9761 and (408) 774-4587 for international, conference identification number 16707109, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as the record date. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the meeting.

There is additional information about voting at the Annual Meeting on the opposite page. Stockholders may also obtain additional information about accessing and voting during the Annual Meeting by calling Investor Relations at (800) 824-7890.

Proxy Information

A stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Annual Meeting electronically and elects to vote in person. Subject to such revocation or suspension, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of (i) the election of the nominees for director named in, or otherwise nominated as set forth in this Proxy Statement, (ii) the re-approval of the 2008 Performance-Based Incentive Plan, as amended; (iii) the ratification of the selection of the independent registered public accounting firm, (iv) the approval, on an advisory basis, of our named executive officer compensation and (v) in the discretion of the proxy holders, any other business that comes before the meeting.

Record Date and Voting

As of March 18, 2013 the outstanding voting securities of the Company consisted of 14,569,656 shares of $0.10 par value common stock. Each stockholder of record at the close of business on March 18, 2013 is entitled to one vote for each share held as of that date on each matter submitted to a vote of stockholders. The presence in person electronically or by proxy of holders of a majority of the issued and outstanding common stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.
Assuming that a quorum is present, the votes required to approve the matters before the Annual Meeting are as follows:

•
Election of Directors: The election of directors will be decided by a plurality of the votes. The two director nominees receiving the most votes will be elected. Abstentions and broker non-votes have no effect on this matter.

•
All other Matters (the proposal to re-approve the 2008 Performance-Based Incentive Plan, as amended, ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and advisory vote on our named executive officer compensation): Stockholder approval of these matters requires that the votes cast affirmatively exceed the votes cast negatively on the respective matters. Shares voted to abstain on such matters and broker non-votes are not counted as votes cast affirmatively or negatively and will have no effect on the vote for these matters.

The term ''broker non-votes'' refers to shares held by a broker in street name that are present by proxy but are not voted pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. Broker non-votes on non-routine matters are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter but are counted as present for quorum purposes. Of the proposals to be considered at the Annual Meeting, only the ratification of the selection of independent registered public accountants is considered to be a routine matter on which brokers may vote without instructions from beneficial owners. The election of directors, the re-approval of the 2008 Performance-Based Incentive Plan, as amended, and the advisory vote to approve named executive officer compensation are considered non-routine matters on which your brokers may not vote without instructions from beneficial owners.
Board Recommendations
The Board of Directors recommends that you vote:

•	FOR the election of the two nominees for election to the Board of Directors to serve for a term of three years and until their successors have been elected and qualified;

•	FOR the proposal to re-approve the 2008 Performance-Based Incentive Plan, as amended;

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2013; and

•	FOR the approval, on an advisory basis, of our named executive officer compensation.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as to shares of common stock owned as of March 18, 2013, by (a) each director and nominee, (b) each named executive officer and (c) all directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, and subject to community property laws where applicable, the Company believes that the persons as to whom the information is given have sole voting and investment power over the shares listed as beneficially owned. The business address of Company’s directors and officers, the George A. Lopez, M.D. Second Family Limited Partnership and the Lopez Family Trust is 951 Calle Amanecer, San Clemente, California 92673.
Ownership of Management

		Shares of Common Stock Owned	Options Exercisable within 60 days	Total Shares Beneficially Owned	Percent of Outstanding Shares (1)
	George A. Lopez, M.D.	1,526,368	824,955	2,351,323	15.3%	(2)
	George A. Lopez, M.D. Second Family Limited Partnership	1,186,843		1,186,843	8.1%	(3)
	Jack W. Brown	13,125	73,383	86,508	*
	John J. Connors	300	54,633	54,933	*
	Michael T. Kovalchik III, M.D.	2,762	57,008	59,770	*
	Joseph R. Saucedo	—	54,633	54,633	*
	Richard H. Sherman, M.D.	67,801	47,133	114,934	*
	Robert S. Swinney, M.D.	9,625	73,383	83,008	*	(4)
	Alison D. Burcar	761	72,506	73,267	*
	Richard A. Costello	914	91,902	92,816	*
	Scott E. Lamb	3,010	113,991	117,001	*
	Steven C. Riggs	3,508	121,775	125,283	*
	All directors and named executive officers as a group (11 persons)	1,628,174	1,585,302	3,213,476	19.9%

	* Represents less than 1% of our outstanding common stock

(1)
Based on total shares of common stock outstanding plus outstanding options to acquire common stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

(2)
Includes the 1,186,843 shares owned by the George A. Lopez, M.D. Second Family Limited Partnership (the “Partnership”), as to which shares Dr. Lopez disclaims any beneficial ownership except to the extent described in Note (3). Includes 4,002 shares owned by the Lopez Family Trust. Dr. Lopez is a trustee and beneficiary of the Lopez Family Trust. Includes 173,950 shares held by Dr. Lopez as Trustee of the Lopez Charitable Remainder Trust #1 for the benefit of Dr. Lopez.

(3)
Dr. Lopez is the general partner of the Partnership and holds a one percent general partnership interest in the Partnership. As general partner, he has the power to vote and power to dispose of the 1,186,843 shares owned by the Partnership and may be deemed to be a beneficial owner of such shares. Trusts for the benefit of Dr. Lopez’s children, the Christopher George Lopez Children’s Trust and the Nicholas George Lopez Children’s Trust, own a 99% limited partnership interest in the Partnership. Dr. Lopez is not a trustee of and has no interest in his children’s Trusts. Except to the extent of the undivided one percent general partnership interest in the assets of the Partnership, Dr. Lopez disclaims any beneficial ownership of the shares owned by the Partnership.

(4)	Does not include 750 shares owned by Dr. Swinney's wife as to which he has no voting or investment power and disclaims any beneficial ownership.

5% or More Beneficial Ownership

	Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Outstanding Shares (1)
	Wellington Management Co. LLP	1,272,663	8.7%	(1)(2)
	75 State Street, Boston, MA 02109

	Fidelity Management & Research Co.	1,211,900	8.3%	(1)(3)
	82 Devonshire St, Boston, MA 02109

	BlackRock Fund Advisors	960,292	6.6%	(1)(4)
	40 East 52nd Street, New York, NY 10022

	The Vanguard Group, Inc.	868,272	6.0%	(1)(5)
	PO Box 2600, Valley Forge, PA 19482

(1)
Information included solely in reliance on information included in statements filed with the Securities and Exchange Commission ("SEC") pursuant to Section 13(d) or Section 13(g) of the Securities Act of 1934, as amended, by the indicated holder.

(2)
Wellington Management Company, LLP stated in its Schedule 13G/A filing with the SEC on February 14, 2013 that, of the 1,272,663 shares beneficially owned, it has shared voting power with respect to 918,179 shares and shared dispositive power with respect to all 1,272,663 shares.

(3)
Fidelity Management & Research Co. stated in its Schedule 13G filing with the SEC on February 14, 2013 that, of the 1,211,900 shares beneficially owned, it has sole dispositive power with respect to all 1,211,900 shares.

(4)
BlackRock, Inc. stated in its Schedule 13G/A filing with the SEC on February 6, 2013 that, of the 960,292 shares beneficially owned, it has sole voting and dispositive power with respect to all 960,292 shares.

(5)
The Vanguard Group, Inc. stated in its Schedule 13G filing with the SEC on February 13, 2013 that, of the 868,272 shares beneficially owned, it has sole voting power with respect to 16,546 shares, sole dispositive power with respect to 852,526 shares and shared dispositive power with respect to 15,746 shares.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides important information on our executive compensation program. In this proxy statement, the term “named executive officers” represents the five executive officers named in the compensation tables below: George A. Lopez, M. D., Chairman of the Board, President and Chief Executive Officer; Scott E. Lamb, Treasurer and Chief Financial Officer; Steve C. Riggs, Vice President of Operations; Richard A. Costello, Vice President of Sales; Alison D. Burcar, Vice President of Product Development.

Executive Summary

Over the last decade, through recessions in both the United States and Europe, ICU Medical has been profitable and generated positive operating cash flow in every year, earning $261.5 million in net income and generating $386.8 million of cash from operating activities, while maintaining a strong balance sheet and carrying no debt. Also during the last decade, we used $114.9 million of available cash to purchase 3.1 million shares or more than 20% of our common stock. Over the last five years, we have earned $165.2 million and generated $245.3 million of cash from operating activities, cumulatively. During this same five–year period our revenues grew more than 50% from growth in infusion therapy and expanding our product offerings to include critical care, oncology and other products. Also, during this same five-year period, our international revenue grew 150% and was 25% of total revenue in 2012, compared to 16% of total revenue in 2008.

2012 was a record year with revenue of $316.9 million and operating cash flow of $66.3 million. Our continued success is a direct result of actions taken by Dr. Lopez and the ICU Medical leadership team over the last few years to invest in the Company and expand our portfolio of products and markets, including expanding our contract relationships with group purchasing organizations (GPOs) and direct customers, increasing our investments in these new products and markets and greatly expanding our sales, marketing, distribution and manufacturing capabilities for continued global growth and profitability for the Company.

Despite a challenging economic environment in recent years, we delivered strong financial results as demonstrated by the year over year financial performance set forth below. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2012 financial results.

(in millions, except per share data)
	2012	2011	2010	2009	2008
Total revenue	$316.9	$302.2	$283.0	$229.0	$204.7
Gross profit	$156.5	$142.4	$129.0	$106.3	$89.8
Net income	$41.3	$44.7	$29.9	$25.0	$24.3
Diluted earnings per share	$2.80	$3.15	$2.16	$1.67	$1.67
Operating cash flow	$66.3	$64.5	$33.1	$51.1	$30.3

Financial performance was a key factor in the bonus decisions and outcomes for the 2012 fiscal year. For 2012, payment of performance bonuses was principally based on achievement of the following financial goals:

•$325.1 million in total revenue,
•$58.2 million in operating income and
•$2.65 diluted earnings per share.

Our performance against the target levels for the 2012 financial performance goals accounted for 100% of Dr. Lopez's annual bonus award and 90% of the annual bonus award for each of the other named executive officers. In the case of named executive officers other than Dr. Lopez, he or she had a specific individual goal for the remaining 10%. See "2008 Performance-Based Incentive Plan" below in this Compensation Discussion and Analysis for further details.

Our executive compensation program is designed to align our named executive officers’ interests with those of our stockholders by establishing a direct and meaningful link between our business financial results and their compensation. Consistent with our pay for performance philosophy, our Compensation Committee sets annual goals for the named executive officers’ incentive compensation with the objective of increasing stockholder value. Our named executive officers’ total compensation is comprised of a mix of base salary, performance-based bonuses and performance and time-based equity awards. We believe our executive compensation program helps attract, reward and retain talented leaders and provides them with incentives to create stockholder value.

Our compensation committee made several changes to our compensation policies during 2011 and 2012 to further align executive compensation with our stockholders' interests and a pay for performance approach. For example, beginning in 2011 all of our named executive officers became participants in the Company's 2008 Performance-Based Incentive Plan which conditions bonus awards on the achievement of performance-based metrics set at the beginning of each year. Beginning in 2012, our Compensation Committee added performance-based restricted stock unit ("PRSU") awards as a portion of our executives' equity compensation.

Compensation Overview

The compensation of our executive officers includes base salary, performance-based cash bonuses and equity awards. Our executive compensation objectives are:

•	to provide competitive total pay opportunities that help attract, reward and retain leadership and key talent;

•	to establish a direct and meaningful link between business financial results, individual/team performance and rewards; and

•	to provide strong incentives to promote the profitability and growth of the Company, create stockholder value and reward superior performance.

The Compensation Committee believes that a critical factor in ensuring the Company’s ability to attract, retain and motivate its executive officers is ensuring that their compensation is competitive with companies that it considers to be competitors. In determining the appropriate level and form of compensation, the Compensation Committee reviews market data relating to the cash and equity compensation of similarly-sized medical device and life sciences companies that is provided by Compensia, a national compensation consulting firm engaged by our Compensation Committee. The market data also includes a specific set of peer companies comprised of publicly-held health care equipment and supply companies that generally met the following characteristics: positive revenue growth, annual revenues of 0.5-2.0 times ICU's revenues and aggregate market values of 0.5-3.0 times our aggregate market value.

In 2011, Compensia conducted a compensation analysis (which our Compensation Committee used as the basis for setting our 2012 executive compensation levels), using the following peer companies: Accuray, Align Technology, Analogic, AngioDynamics, ArthroCare, Bio-Reference Laboratories, Cantel Medical, eResearch Technology, Masimo, Medical Action Industries, Merit Medical Systems, Natus Medical, SonoSite, Symmetry Medical, Thoratec, Volcano, Wright Medical Group and Zoll Medical. All market data used for the comparative analysis, which includes the foregoing companies and supplemental survey data, comprises our ‘compensation peer group’.

    The Compensation Committee reviews and determines the compensation of all executive officers. See “Compensation Committee” elsewhere in this Proxy Statement. In setting compensation levels for executive officers, the Compensation Committee considers each element of compensation separately as well as the aggregate value of all elements of compensation for each individual. Amounts realized or realizable from awards under prior bonus or incentive plans, including stock options, are not considered in setting current compensation levels. The significant compensation components are base salary, bonus pay and equity awards ("total direct compensation").

Benefits

The Company does not provide pension or other post-retirement benefits, other than matching contributions under the Company’s 401(k) retirement plan. The Company does not provide, except to the limited extent described in this discussion, any significant perquisites or other personal benefits to its officers.

Stock Ownership Guidelines

In 2011, we established stock ownership guidelines for our CEO and members of our Board of Directors. Our CEO has up to five years to acquire and retain shares of our common stock that equal or exceed five times the CEO's annual salary. Our directors have up to five years to acquire and retain shares of our common stock that equal or exceed three times the director's annual base retainer. Shares beneficially owned by the director, directly or indirectly, including vested restricted shares and shares represented by vested restricted stock units, count toward meeting the stock ownership guidelines. All executive officers and directors are prohibited from engaging in any speculative transactions in ICU Medical securities, including engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

Results of 2012 Stockholder Advisory Vote

The Compensation Committee considers the Say-On-Pay vote results from the prior annual meeting of stockholders to assist in its evaluation of the compensation program for our named executive officers. The 2012 Say-On-Pay vote was significantly in favor of our executive compensation structure, confirming to the Compensation Committee that stockholders approved of the recent efforts of the Committee to more effectively align executive compensation with performance. For 2013, the Compensation Committee has positioned the targeted total direct compensation with reference to the market median of the Company's peer group, with adjustments upwards or downwards based on factors such as Company and individual performance, experience, longevity with the Company and unique requirements of the position.

Components of Our Executive Compensation Program

Component	Form of compensation	Objectives and basis of compensation
Base Salary	Cash	Compensation is competitive based on the officer’s responsibilities and experience.
Base salary is reviewed by the Compensation Committee annually or when position responsibilities change.
Performance-Based Incentive Plan	Cash
Bonus is intended to align the interests of the executive officer with the objectives of the Company, which are based on what the Company believes will produce the best return for the Company’s stockholders.

Bonus is based on the achievement of target levels for multiple financial measures determined at the start of the fiscal year, as well as execution of individual goals.
Bonus is a percentage of the executive officer’s base salary.
Bonus payments are based on the percentage of the goal achieved at each period end.
The Compensation Committee may exercise its discretion to award cash bonuses outside the 2008 Performance-Based Incentive Plan in circumstances of special individual achievement.
Performance and Time-Based Equity Awards	Time-Based Stock Options/ Performance-Based Restricted Stock Unit Awards	Stock options and PRSU awards retain executive officers through long-term vesting and potential wealth accumulation.
Stock options and PRSU awards promote stockholder value creation.
Stock options and PRSU awards are intended to make compensation practices consistent with our peer group. PRSU awards are effective tools in better aligning equity compensation with performance.

We have entered into employment agreements with each of our named executive officers because our Compensation Committee believes that the occurrence, or potential occurrence, of a change in control would create uncertainty and disruption during a critical time for the Company.

Base Executive Salaries

The Compensation Committee generally reviews base salaries annually and when position responsibilities change during the year.

In 2010, base annual salaries were increased on January 1, 2010 from $588,000 to $670,000 for Dr. Lopez, from $300,000 to $341,000 for Mr. Lamb, from $300,000 to $330,000 for Mr. Riggs and from $300,000 to $336,000 for Mr. Costello. These increases were to make the total pay competitive with the total pay of comparable positions of companies in our peer group and to keep the compensation internally equitable for Messrs. Lamb, Riggs and Costello. Ms. Burcar’s salary remained at $195,000 because of her position change from Vice President of Marketing to Vice President of Product Development, which was not included in the peer group analysis performed in 2009.

In 2011, the Compensation Committee increased certain executive salaries based on data provided by Compensia. These increases were to make the total pay for these positions competitive with the total pay in comparable positions in our peer group. On January 1, 2011 the base annual salaries for Mr. Lamb and Ms. Burcar were adjusted to $361,600 and $225,000, respectively.

In 2012, the Compensation Committee increased executive salaries by 3% for a cost of living adjustment. On January 1, 2012 the base annual salaries were $690,100 for Dr. Lopez, $372,448 for Mr. Lamb, $339,900 for Mr. Riggs, $346,080 for Mr. Costello and $231,750 for Ms. Burcar.

The following table presents each named executive officer’s earned salary for 2012, 2011 and 2010 and the percentile such salary represents compared to our peer group.

	2012		2011		2010
Named Executive Officer	Salary*	%**	Salary*	%**	Salary*	%**
George A. Lopez	690,100	50th-75th	$670,000	75th	$670,000	75th
Scott E. Lamb	372,448	50th-75th	$361,600	75th	$341,000	75th
Steven C. Riggs	339,900	50th-75th	$330,000	75th	$330,000	>75th
Richard A. Costello	346,080	>75th	$336,000	>75th	$336,000	>75th
Alison D. Burcar	231,750	25th-50th	$225,000	50th	$195,000	#

*Salary = Earned salary for the years 2012, 2011 and 2010.
**% = Percentile of earned salary compared to our peer group for years 2012, 2011 and 2010.

# Ms. Burcar’s responsibilities changed in 2009 to oversee product development from marketing. We did not have a salary analysis done on her new position for 2010.

Performance-Based Bonuses

In 2010, in addition to base salaries, all named executive officers, except Dr. Lopez, were eligible for semi-annual merit bonuses based on annual financial goals. Dr. Lopez did not participate in the merit bonus program in 2010 because he participated solely in the Performance-Based Incentive Plan, as discussed in further detail below under the heading “2008 Performance-Based Incentive Plan”. In 2011, this discretionary semi-annual merit bonus program was terminated for our executive officers, and all of our named executive officers participated solely in the Performance-Based Incentive Plan.

Merit Bonuses

The following table presents the merit bonus percentage for each year as a percentage of the named executive officer’s salary.

Named Executive Officer	2010	2011	2012
George A. Lopez, M.D.	N/A*	N/A*	N/A*
Scott E. Lamb	60%	N/A*	N/A*
Steven C. Riggs	50%	N/A*	N/A*
Richard A. Costello	50%	N/A*	N/A*
Alison D. Burcar	30%	N/A*	N/A*

*Dr. Lopez participated solely in the Performance-Based Incentive Plan in 2010. All named executive officers participated in the Performance-Based Incentive Plan in 2011 and 2012.

For 2010, payment of semi-annual merit bonuses was based on achievement of the following financial goals: (i) $265.0 million in total revenue, (ii) $39.0 million in operating income and (iii) $1.82 diluted earnings per share. Each of the 2010 performance targets was met and the bonuses were paid at 100% of the targeted amount. Payments were made in the amount of $204,600 for Mr. Lamb, $165,250 for Mr. Riggs, $168,000 for Mr. Costello and $58,500 for Ms. Burcar. In addition to the awards paid pursuant to the merit bonus program, the Compensation Committee approved additional cash bonuses to Mr. Lamb and Ms. Burcar of $100,000 and $80,000, respectively, for exceptional performance in the 2010 fiscal year.

2008 Performance-Based Incentive Plan

Our 2008 Performance-Based Incentive Plan (the “Performance-Based Incentive Plan”) was approved by stockholders in 2008 and is intended to qualify under the performance-based compensation exception set forth in Section 162(m) of the Internal Revenue Code (the “Code”). Pursuant to the terms of the plan, the Compensation Committee sets target bonus opportunities and selects performance measures and related target levels for each year. Bonus awards are based on our actual performance for the year based on the Company’s achievement of the performance measure target levels. Dr. Lopez was the only participant in the Performance-Based Incentive Plan in 2010.

For 2010, Dr. Lopez was eligible to earn a bonus from 88% to 170% of his total salary, depending on the percentage achieved of the 2010 performance targets. The performance targets for Dr. Lopez in 2010 were as follows: (i) $261.0 million to $278.3 million in total revenue, (ii) $37.8 million to $42.9 million operating income and (iii) $1.77 to $2.00 diluted earnings per share. Dr. Lopez earned the maximum bonus of $1,137,500 in 2010 based on the Company’s achievement of more than 100% of the total revenue, operating income and diluted earnings per share goals.

For 2011, all cash bonus compensation to our named executive officers was made pursuant to the Performance-Based Incentive Plan, except for a $5,000 additional cash bonus approved by the Compensation Committee for Ms. Burcar for her efforts in connection with the launch of our new Neutron product. The goals associated with performance metric targets for all named executive officers paid 70% of the officer’s target award if threshold performance was achieved and 140% of the target award if maximum “stretch” performance was achieved. The individual goals paid 100% if the individual goal was met in full. The following table presents the target bonus award and the eligible bonus range as a percentage of total salary for each named executive officer in 2011.

		% of salary bonus range if performance targets are met
Named Executive Officer	% of salary target award	Threshold performance	Stretch performance
George A. Lopez, M.D.	125%	88%	175%
Scott E. Lamb	60%	38%	82%
Steven C. Riggs	50%	32%	68%
Richard A. Costello	50%	32%	68%
Alison D. Burcar	30%	19%	41%
The 2011 performance metric targets were total revenue, operating income and diluted earnings per share, accounting for 100% of Dr. Lopez’s award and 90% of the award for each of the other named executive officers. In the case of officers other than Dr. Lopez, he or she had a specific financial and/or strategic individual goal for the other 10%. The individual component was only paid if the goal was fully met. The metric targets for all named executive officers in 2011 were as follows: (i) $266.2 million to $325.4 million in total revenue, (ii) $44.9 million to $56.9 million operating income and (iii) $2.04 to $2.59 diluted earnings per share. The officers were paid for 100% of the bonus attributed to the revenue goal and 140% of the bonus attributed to the operating income goal and the diluted earnings per share goal. The individual goal for our Chief Financial Officer was a successful implementation of our ERP system in our European facilities and was fully met. The individual goal for our Vice President of Operations was for full production capabilities for custom kits in our Mexico facility with $1 million of annual run rate of sell-through and was fully met. The individual goal for the Vice President of Sales was achieving $15 million of standard oncology sales and was fully met. The individual goal for the Vice President of Product Development was to achieve $1 million in sales of our Neutron product, which was not met because of the timing of the product launch.
The following table presents target and stretch bonus payouts and the actual amounts earned for each named executive officer for 2011.

Named Executive Officer	Salary	Potential bonus payout of target at 100%	Potential stretch bonus payout	Potential maximum bonus payout	Actual bonus paid	Actual bonus paid % of salary
George A. Lopez	$670,000	$837,500	$335,000	$1,172,500	$1,061,833	158%
Scott E. Lamb	$361,600	$216,960	$78,106	$295,066	$269,030	74%
Steven C. Riggs	$330,000	$165,000	$59,400	$224,400	$204,600	62%
Richard A. Costello	$336,000	$168,000	$60,480	$228,480	$208,320	62%
Alison D. Burcar	$225,000	$67,500	$24,300	$91,800	$76,950	34%

For 2012, the cash bonus opportunities of our named executive officers were provided pursuant to the Performance-Based Incentive Plan. The goals associated with performance metric targets for all named executive officers paid 70% of the officer’s target award if threshold performance was achieved and 140% of the target award if maximum “stretch” performance was achieved. The individual goals paid 100% if the individual goal was met in full. The following table presents the target bonus opportunities and the eligible bonus range as a percentage of total salary for each named executive officer in 2012.

		% of salary bonus range if performance targets are met
Named Executive Officer	% of salary target award	Threshold performance	Stretch performance
George A. Lopez, M.D.	125%	88%	175%
Scott E. Lamb	60%	38%	82%
Steven C. Riggs	50%	32%	68%
Richard A. Costello	50%	32%	68%
Alison D. Burcar	50%	32%	68%
The 2012 corporate performance measures were total revenue, operating income and diluted earnings per share, accounting for 100% of Dr. Lopez’s award and 90% of the award for each of the other named executive officers. In the case of officers other than Dr. Lopez, he or she had a specific financial and/or financial individual goal for the other 10%. The individual component was only paid if the goal was fully met.
For 2012, payment of performance bonuses was principally based on achievement of the following financial target levels:
•$292.6 million to $357.6 million in total revenue,
•$52.4 million to $66.4 million operating income and
•$2.39 to $3.02 diluted earnings per share.
Our named executive officers were paid for 90% of the bonus attributed to the revenue goal and 110% of the bonus attributed to the operating income goal and the diluted earnings per share goal. The individual goal for our Chief Financial Officer was a successful implementation of company-wide telecommunications system and was fully met. The individual goal for our Vice President of Operations was to create a paperless environment for 90% of manufacturing activities and 50% of supply chain activities and was fully met. The individual goal for the Vice President of Sales was achieving $34.1 million of oncology sales and was not met. Oncology sales were $30.3 million in 2012. The individual goal for the Vice President of Product Development was to validate a two-shot molding process in-house for needlefree connector technologies and was met.
The following table presents target and stretch bonus payouts and the actual amounts earned under the Performance-Based Incentive Plan for each named executive officer for 2012.

Named Executive Officer	Salary	Potential bonus payout of target at 100%	Potential stretch bonus payout	Potential maximum bonus payout	Actual bonus paid	Actual bonus paid % of salary
George A. Lopez	$690,100	$862,625	$345,050	$1,207,675	$891,379	129%
Scott E. Lamb	$372,448	$223,470	$80,449	$303,919	$230,174	62%
Steven C. Riggs	$339,900	$169,950	$61,182	$231,132	$175,049	52%
Richard A. Costello	$346,080	$173,040	$62,294	$235,334	$160,927	47%
Alison D. Burcar	$231,750	$115,875	$41,715	$157,590	$119,351	52%
Performance and Time-Based Equity Awards
We grant equity awards to our executive officers and certain employees to align their interest with the interest of our stockholders and to achieve our retention objectives. The use of equity awards further promotes our efforts to encourage the profitability and growth of the Company through the establishment of strong incentives.

The following table presents the option grants for each named executive officer for 2010 through 2012 and PRSU grants for 2012.

	Time based option grants			PRSU grants
Name	2010	2011	2012	2012
George A. Lopez, M.D.	80,000	80,000	88,857	16,818
Scott E. Lamb	30,000	30,000	23,772	5,040
Steven C. Riggs	30,000	30,000	20,683	4,386
Richard A. Costello	30,000	30,000	13,847	2,936
Alison D. Burcar	6,000	20,000	9,421	1,998
For 2010 and 2011, Messrs. Lamb, Riggs and Costello were awarded the same number of options in recognition of the Compensation Committee’s assessment of their relatively similar scope of responsibility. Also for 2010 and 2011, Dr. Lopez and Ms. Burcar had relatively larger and smaller roles, respectively, in the management of the Company than the other named executive officers, which is reflected in the size of their respective grants. The awards in 2010 and 2011 were issued in the first and third quarters of each year. The awards in 2012 were issued in the first quarter of 2012.
In 2011, the grant date fair value of options awarded to Dr. Lopez, Messrs. Lamb, Riggs and Costello were between the 25th and 50th percentile of their respective positions within our peer group. The grant date fair value of the options awarded to Ms. Burcar was greater than the 75th percentile of her respective peer group. In determining the equity awards, the Compensation Committee reviews data compiled by Compensia that includes comparisons to the officer’s peer group as well as our operating performance and individual performance to determine the number of options to be granted to each officer. The executive officer’s compensation is reviewed as a total compensation package that includes salary, bonus and equity. In setting the number of options awarded the Compensation Committee did not target any specific percentile; however, the Compensation Committee believes that the fair value of option awards is consistent with our general practice of awarding total compensation generally with reference to the market median, with adjustments upwards or downwards based on factors such as Company and individual performance, experience, longevity with the Company and unique requirements of the position.
In 2012, our Compensation Committee adjusted its approach for determining equity awards, based on the data provided by Compensia. Our Compensation Committee determined to set total direct compensation opportunity (cash and equity) at approximately the 65th percentile of the compensation peer group. The equity awards were granted to achieve the targeted total direct compensation at the 65th percentile of the comparable positions in the compensation peer group for each executive officer. The executive officers received an opportunity with 25% of their target equity award value in the form of PRSUs and 75% of their target equity award value in the form of time-based stock options.
The shares of our common stock subject to the PRSU awards were to be earned based on a one-year performance period and measured against total shareholder return ("TSR") relative to Health Care Equipment and Services companies with revenues between $50 million and $2.5 billion (the "index"). If our TSR was equal or greater than the 33rd percentile of the index, 50% of the award would be earned. If our TSR was equal or greater than the 50th percentile of the index, 100% of the award would be earned. If our TSR was equal or greater than the 75th percentile of the index, 200% of the award would be earned.
For 2012, our executive officers earned 200% of their PRSU awards because our TSR was greater than the 75th percentile. The above table presents the granted units at 200% of the original award. Vesting of the PRSU award is 1/3 on the three anniversary dates of the award. Beginning in 2012, equity awards are made once per year, in the first quarter of each year.
Long-Term Retention Plan

The Long-Term Retention Plan (“LTRP”) was established in 2005 as a discretionary deferred compensation plan under which discretionary cash payments could be made to certain employees six years after an award was made. Under the LTRP, the Compensation Committee periodically determined, after advice from and consultation with, the CEO, the award to each participant other than the CEO. The Compensation Committee determined the award to the CEO, without advice from or consultation with the CEO. The amounts of the annual awards were discretionary, and did not bear a relationship to the executive officers’ other compensation or performance.

Awards, other than awards to the CEO, could be paid or not paid at the sole discretion of the CEO on the sixth anniversary of the award date; provided, however that awards could be paid sooner if Dr. Lopez ceases to be CEO. Awards to Dr. Lopez could be paid or not paid at the sole discretion of the Compensation Committee on the sixth anniversary of the award date or sooner if the employment of Dr. Lopez was terminated or he was replaced as CEO without cause (as defined in the

LTRP). To receive payment of an award, a participant had to have been continually employed by the Company from the time that the award was made until the time that payment is due.

There were no grants under the LTRP in 2008, 2009 or 2010. The Company curtailed future awards to officers under the LTRP because it has re-established the use of stock options. The payment due date for the 2005 awards was January 29, 2011. On January 28, 2011, the Compensation Committee determined to pay out the maturing 2005 awards in full. However, the Committee determined not to make any payments in the future as to the 2006 and 2007 awards and also determined that no additional awards would be made under the LTRP in the future, effectively terminating the plan.

The amounts paid in 2011 to the named executive officers with respect to the 2005 awards under the LTRP were as follows:

Officer
George A. Lopez, M.D.	$1,000,000
Scott E. Lamb	$200,000
Steven C. Riggs	$400,000
Richard A. Costello	$333,000
Alison D. Burcar	$220,000

Summary Compensation Table

The following table shows all compensation awarded to, earned by or paid to each of the Company’s principal executive officer, principal financial officer and the next three most highly compensated executive officers whose 2012 total compensation exceeded $100,000 (collectively, the “named executive officers”). All amounts except for those set forth in the “Equity Awards” column are included in the year earned rather than the year actually paid; a portion of certain amounts, other than salary, may be paid in the following year.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
George A. Lopez, M.D., Chairman of the Board, President and Chief Executive Officer	2012	690,100	—	366,632	1,221,691	891,379	15,750	3,185,552
	2011	670,000	—	—	1,064,871	1,061,833	1,008,770	3,805,474
	2010	670,000	—	—	849,641	1,137,500	32,989	2,690,130
Scott E. Lamb, Treasurer and Chief Financial Officer	2012	372,448	—	109,872	373,402	230,174	14,028	1,099,924
	2011	361,600	—	—	474,290	269,030	210,095	1,315,015
	2010	341,000	100,000	—	318,615	204,600	7,399	971,614
Steven C. Riggs, Vice President of Operations	2012	339,900	—	95,615	324,883	175,049	15,750	951,197
	2011	330,000	—	—	474,290	204,600	408,864	1,417,754
	2010	330,000	—	—	318,615	165,250	11,766	825,631
Richard A. Costello, Vice President of Sales	2012	346,080	—	64,005	217,505	160,927	—	788,517
	2011	336,000	—	—	474,290	208,320	333,000	1,351,610
	2010	336,000	—	—	318,615	168,000	—	822,615
Alison D. Burcar, Vice President of Product Development	2012	231,750	—	43,556	147,982	119,351	9,916	552,555
	2011	225,000	5,000	—	316,193	76,950	221,641	844,784
	2010	195,000	80,000	—	62,628	58,500	—	396,128

(1)
The 2010 bonuses for Mr. Lamb and Ms. Burcar were additional cash bonuses approved by the Compensation Committee for exceptional performance in the 2010 fiscal year. The 2011 bonus for Ms. Burcar was an additional cash bonus approved by the Compensation Committee for her efforts in 2011 in connection with the launch of our new Neutron product.

(2)
Represents the grant date fair value of performance-based restricted stock granted in the period. See Note 2 in the Company’s Consolidated Financial Statements included in its 2012 Annual Report on Form 10-K for assumptions made in valuation of the performance-based restricted stock.

(3)
Represents the grant date fair value of stock options granted in the period. See Note 2 in the Company’s Consolidated Financial Statements included in its 2012 Annual Report on Form 10-K for assumptions made in valuation of stock options.

(4)
The 2012 and 2011 amounts for all named executive officers represent the achievement of each respective officer's fiscal year 2012 and 2011 performance and stretch performance goals, consistent with the terms of the Performance-Based Incentive Plan. The 2010 amount for Dr. Lopez represents the achievement of his fiscal year 2010 performance and stretch performance goals, consistent with the terms of the Performance-Based Incentive Plan. The 2010 amounts for Mr. Lamb, Mr. Riggs, Mr. Costello and Ms. Burcar are from the achievement of goals associated with their respective merit bonuses.

(5)
Other compensation in 2012 for Dr. Lopez, Mr. Lamb, Mr. Riggs and Ms. Burcar is the Company’s match on the officer’s 401(k) contributions. Other compensation for Dr. Lopez in 2011 includes a lump sum payment of $1,000,000 in connection with the effective termination of the LTRP ("the LTRP payout") and $8,770 from the Company's match on Dr. Lopez's 401(k) contributions. Other compensation for Mr. Lamb in 2011 includes $200,000 from the LTRP payout and $10,095 from the Company's match on Mr. Lamb's 401(k) contributions. Other compensation for Mr. Riggs in 2011 includes $400,000 from the LTRP payout and $8,864 from the Company's match on Mr. Rigg's 401(k) contributions. Other compensation for Mr. Costello in 2011 is from the LTRP payout. Other compensation for Ms. Burcar in 2011 includes $220,000 from the LTRP payout and $1,641 from the Company's match on Ms. Burcar's 401(k) contributions. Other compensation for Dr. Lopez in 2010 includes $25,000 for a donation made by the Company on behalf of Dr. Lopez and $7,989 is the Company’s match on Dr. Lopez’s 401(k) contributions. Other compensation for Mr. Lamb and Mr. Riggs in 2010 is the Company’s match on the officer’s 401(k) contributions.

We have entered into employment agreements with each of the named executive officers. The term of each of the agreements is an annual period ending December 31 and is automatically renewed for an annual period upon expiration, unless terminated by the Company. The agreements may be terminated by the Company with or without cause on sixty days notice. The terms of the agreements generally provide for a base salary and performance-based bonus target for each named executive; however, the agreements do not provide for a guaranteed term of employment. Upon termination of employment with the Company due to disability, the employment agreements also provide for a lump sum payment equal to 50% of the executive officer’s base salary for the term of the agreement. Other than these provisions requiring 60 days of notice for termination and the lump sum payment upon termination due to disability, we do not have severance agreements with any of our executive officers.

Grants of Plan-Based Awards

The following table presents awards in 2012 under the Company’s various incentive award plans.

GRANTS OF PLAN-BASED AWARDS FOR 2012

		Estimated possible payouts under non-equity incentive plan awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant date fair value of stock and option awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)
George A. Lopez, M.D.
Performance bonus (1)		$—	$862,625	$1,207,675
Stock option (2)	02/01/12				—	88,857	88,857	$1,221,691
PRSUs (3)	02/01/12				—	8,409	16,818	$366,632
Scott E. Lamb
Performance bonus (1)		$—	$223,470	$303,919
Stock option (2)	02/01/12					23,772	23,772	$373,402
PRSUs (3)	02/01/12				—	2,520	5,040	$109,872
Steven C. Riggs					—
Performance bonus (1)		$—	$169,950	$231,132
Stock option (2)	02/01/12					20,683	20,683	$324,883
PRSUs (3)	02/01/12					2,193	4,386	$95,315
Richard A. Costello					—
Performance bonus (1)		$—	$173,040	$235,334	—
Stock option (2)	02/01/12					13,847	13,847	$217,505
PRSUs (3)	02/01/12					1,468	2,936	$64,005
Alison D. Burcar
Performance bonus (1)		$—	$115,875	$157,590
Stock option (2)	02/01/12				—	9,421	9,421	$147,982
PRSUs (3)	02/01/12				—	999	1,998	$43,556

(1)
Performance bonuses are payable under the Performance-Based Incentive Plan if certain annual financial achievements by the Company (and any individual goals in the case of each of the named executive officers other than Dr. Lopez) are met or exceeded. The amounts earned by our named executive officers from this bonus arrangement in 2012 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The material terms of the Performance-Based Incentive Plan are discussed above under the caption “Performance-Based Bonuses.”

(2)
Options to purchase common stock of the Company were granted in 2012 to employees under the 2011 Stock Incentive Plan ("the 2011 Plan"). The exercise price of options granted under the 2011 Plan is the fair market value of a share of common stock on the date of grant. All options granted under the 2011 Plan in 2012 expire ten years from issuance and vest over four years, 25% on the first anniversary of issuance and the balance vests ratably on a monthly basis over the remaining 36 months.

(3)
Performance restricted stock units ("PRSU") were granted in 2012 under the 2011 Plan. The PRSUs are based on a one-year market condition performance period measured against a total shareholder return metric ("TSR"). Since the TSR was greater than the 75th percentile of our peer group companies, our officers earned 200% of the award units granted. The units granted in the table above reflect the full award at 200% of the original PRSU. The PRSUs vest in equal yearly installments with one-third of the grant becoming vested on each of the three anniversary dates of the award. The material terms of the PRSU conditions are above discussed above under the caption “Performance and Time-Based Equity Awards.”

Outstanding Equity Awards at December 31, 2012

The following table contains information about stock options of the Company held at December 31, 2012, by the named executive officers of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant date		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units Of Stock That Have Not Vested ($)
George A. Lopez, M.D.	75,000	—	$33.55	12/28/2004	(3)	03/08/13	16,818	$1,024,721	(7)
	75,000	—	$30.18	12/28/2004	(3)	06/09/13
	50,000	—	$36.03	12/28/2004	(3)	09/09/13
	50,000	—	$36.87	12/28/2004	(3)	12/09/13
	50,000	—	$26.15	3/9/2003	(2)	03/09/14
	100,000	—	$31.20	4/16/2004	(6)	04/16/14
	50,000	—	$32.68	12/28/2004	(3)	06/09/14
	50,000	—	$29.27	12/28/2004	(3)	09/09/14
	50,000	—	$34.18	12/28/2004	(3)	12/09/14
	100,000	—	$32.92	4/16/2005	(6)	04/16/15
	60,000	—	$35.00	8/14/2007	(1)	08/14/17
	—	20,000	$25.51	3/11/2008	(1)	03/11/18
	—	40,000	$28.39	7/22/2008	(1)	07/22/18
	—	45,000	$32.07	2/4/2009	(1)	02/04/19
	38,438	6,562	$38.85	7/22/2009	(5)	07/22/19
	28,333	11,667	$32.31	2/4/2010	(5)	02/04/20
	24,167	15,833	$37.00	7/21/2010	(5)	07/21/20
	18,333	21,667	$43.12	2/2/2011	(5)	02/02/21
	14,167	25,833	$43.62	7/20/2011	(5)	07/20/21
	—	88,857	$46.53	2/1/2012	(5)	02/01/22
	833,438	275,419					16,818	$1,024,721
Scott E. Lamb	1,500	—	$37.83	12/28/2004	(3)	01/31/15	5,040	$307,087	(7)
	3,500	—	$32.92	4/16/2005	(6)	04/16/15
	20,000	—	$40.96	8/8/2006	(1)	08/08/16
	20,000	—	$35.00	8/14/2007	(1)	08/14/17
	—	10,000	$25.51	3/11/2008	(1)	03/11/18
	—	10,000	$28.39	7/22/2008	(1)	07/22/18
	—	15,000	$32.07	2/4/2009	(1)	02/04/19
	12,813	2,188	$38.85	7/22/2009	(5)	07/22/19
	10,625	4,375	$32.31	2/4/2010	(5)	02/04/20
	9,063	5,938	$37.00	7/21/2010	(5)	07/21/20
	6,875	8,125	$43.12	2/2/2011	(5)	02/02/21
	5,313	9,687	$43.62	7/20/2011	(5)	07/20/21
	—	23,772	$46.53	2/1/2012	(5)	02/01/22
	89,688	89,084					5,040	$307,087

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant date		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units Of Stock That Have Not Vested ($)
Steven C. Riggs	8,000	—	$30.09	12/28/2004	(3)	06/04/13	4,386	$267,269	(7)
	3,750	—	$29.86	12/28/2004	(3)	07/01/13
	3,500	—	$36.04	12/28/2004	(3)	09/20/13
	1,000	—	$35.75	12/28/2004	(3)	10/05/13
	3,500	—	$29.57	12/28/2004	(3)	09/02/14
	3,500	—	$33.77	12/28/2004	(3)	02/13/15
	3,500	—	$31.20	4/16/2004	(6)	04/16/15
	7,000	—	$32.92	4/16/2005	(6)	04/16/15
	20,000	—	$35.00	8/14/2007	(1)	08/14/17
	—	10,000	$25.51	3/11/2008	(1)	03/11/18
	—	10,000	$28.39	7/22/2008	(1)	07/22/18
	—	15,000	$32.07	2/4/2009	(1)	02/04/19
	12,813	2,188	$38.85	7/22/2009	(5)	07/22/19
	10,625	4,375	$32.31	2/4/2010	(5)	02/04/20
	9,063	5,937	$37.00	7/21/2010	(5)	07/21/20
	6,875	8,125	$43.12	2/2/2011	(5)	02/02/21
	5,313	9,688	$43.62	7/20/2011	(5)	07/20/21
	—	20,683	$46.53	2/1/2012	(5)	02/01/22
	98,438	85,995					4,386	$267,269
Richard A. Costello	10,000	—	$36.04	9/20/2002	(4)	09/20/13	2,936	$178,890	(7)
	1,000	—	$36.17	12/28/2004	(3)	09/28/13
	13	—	$30.35	2/5/2003	(4)	02/05/14
	20,000	—	$35.00	8/14/2007	(1)	08/14/17
	—	10,000	$25.51	3/11/2008	(1)	03/11/18
	—	10,000	$28.39	7/22/2008	(1)	07/22/18
	—	15,000	$32.07	2/4/2009	(1)	02/04/19
	12,812	2,188	$38.85	7/22/2009	(5)	07/22/19
	5,625	4,375	$32.31	2/4/2010	(5)	02/04/20
	9,063	5,937	$37.00	7/21/2010	(5)	07/21/20
	6,875	8,125	$43.12	2/2/2011	(5)	02/02/21
	5,313	9,687	$43.62	7/20/2011	(5)	07/20/21
	—	13,847	$46.53	2/1/2012	(5)	02/01/22
	70,701	79,159					2,936	$178,890

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant date		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units Of Stock That Have Not Vested ($)
Alison D. Burcar	2,500	—	$36.04	12/28/2004	(3)	09/20/13	1,998	$121,738	(7)
	20,000	—	$41.96	7/15/2006	(1)	07/15/16
	20,000	—	$35.00	8/14/2007	(1)	08/14/17
	—	10,000	$25.51	3/11/2008	(1)	03/11/18
	—	10,000	$28.39	7/22/2008	(1)	07/22/18
	—	10,000	$32.07	2/4/2009	(1)	02/04/19
	2,563	437	$38.85	7/22/2009	(5)	07/22/19
	708	292	$32.31	2/4/2010	(5)	02/04/20
	3,021	1,979	$37.00	7/21/2010	(5)	07/21/20
	4,583	5,417	$43.12	2/2/2011	(5)	02/02/21
	3,542	6,458	$43.62	7/20/2011	(5)	07/20/21
	—	9,421	46.53	2/1/2012	(5)	02/01/22
	56,917	54,004					1,998	$121,738

(1)	Vests five years from date of grant.

(2)	Vested one-third annually.

(3)	Scheduled to vest one-third annually. Vesting of unvested shares was accelerated on 12/31/04.

(4)	Vested upon achievement of certain performance goals, as specified in the option agreement.

(5)	Vests one quarter after one year, monthly for 36 months thereafter.

(6)	Vested six months from date of grant.

(7)	Vests one-third annually. By meeting a market performance goal, the named executive officers earned 200% of this original stock award. See the "Compensation Discussion and Analysis" discussion above.

Option Exercises

The following table contains information about stock options of the Company exercised during 2012, by the named executive officers of the Company.

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
George A. Lopez, M.D.	300,000	$8,091,830
Scott E. Lamb	—	$—
Steven C. Riggs	11,250	$215,200
Richard A. Costello	25,000	$469,631
Alison D. Burcar	—	$—

Potential Payments upon Termination or Change in Control

The Company entered into a retention agreement with Dr. Lopez in February 2010 that subsequently was amended in November 2010. The amended agreement provides that, if within 24 months after a change in control of the Company his employment is terminated for other than cause, disability or death or for “good reason,” he will be entitled the items that follow.

Payments to Dr. Lopez would have included the following if the change in control and termination of employment had occurred at December 31, 2012.

◦	Dr. Lopez would have received any unpaid salary or unpaid prorated bonus for the year of termination.

◦	Dr. Lopez would have received a lump sum payment based on 360% of his annual salary and total potential performance bonus for 2012 payable within 30 days after the date of termination.

◦	Annual benefits would continue for dental insurance, life insurance and disability insurance to December 31, 2014.

◦	Unvested stock options would vest.

◦	The Company would have paid commercially reasonable fees to an executive outplacement firm for Dr. Lopez.

◦
If any of these payments or benefits were subject to excise tax under Section 4999 of the Code, Dr. Lopez would have been entitled to the payments and benefits either (i) delivered in full or (ii) reduced such that no portion of the payments or benefits would be subject to the excise tax, whichever would be more favorable to Dr. Lopez on an after tax basis.

As a result of the November 2010 amendment to Dr. Lopez’s retention agreement, he is no longer entitled to receive any tax gross-up or tax reimbursement payments in connection with these payments. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company would not be entitled to a tax deduction for any amounts paid to Dr. Lopez to the extent that such payments plus other compensation in the year of termination of employment, excluding compensation that qualifies as performance-based compensation, exceed $1 million.

In February 2010, the Company entered into retention agreements with Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar which provide that, if within 12 months after a change in control of the Company, as defined in the agreements, their employment is terminated for other than cause, disability or death or for “good reason” within 12 months after a “change in control” the officer will be entitled to the items that follow.

Payments to Mr. Lamb, Mr. Riggs, Mr. Costello and Ms. Burcar would have included the following if the change in control and termination of employment had occurred at December 31, 2012.

◦	Each officer would have received any unpaid salary or unpaid prorated bonus for the year of termination.

◦	Each officer would have received 120% of their annual salary and total potential performance bonus for 2012, payable within 60 days of the date of termination.

◦	Annual benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through to December 31, 2013.

◦	Unvested stock options would vest.

◦	The Company would have paid up to $10,000 to an executive outplacement firm for each officer.

◦
The retention agreements with the Company’s other named executives do not contain any tax gross-up provisions but, instead provide for the same most favorable excise tax option as in Dr. Lopez’s amended agreement.

For the purposes of these agreements, a change in control generally means the following:

•	the acquisition by an individual, entity or group of beneficial ownership of 50% or more of either the outstanding common stock or voting securities of the Company; or

•	a change in the composition of the majority of the Board of Directors, which is not supported by a majority of the current Board of Directors; or

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless certain conditions are met); or

•	approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

The following table summarizes the payments and benefits that would have been made if the employment of a named executive officer had been terminated in connection with a change in control of the Company on December 31, 2012.

	George A. Lopez, M.D.	Scott E. Lamb	Steven C. Riggs	Richard A. Costello	Alison D. Burcar
Number of options that would accelerate	275,419	89,084	85,995	79,159	54,004

Intrinsic value of accelerated options	$6,278,991	$2,082,811	$2,038,329	$1,939,891	$1,377,498
Salary	$2,484,360	$446,938	$407,880	$415,296	$278,100
Bonus	$3,208,964	$276,209	$210,059	$193,112	$143,221
Benefits	$1,539	$11,075	$11,075	$11,075	$11,075
Executive placement costs*	$—	$10,000	$10,000	$10,000	$10,000
Total	$11,973,854	$2,827,033	$2,677,343	$2,569,374	$1,819,894

*Dr. Lopez is entitled to commercially reasonable executive placement costs.

As described in the Compensation Discussion and Analysis, upon termination of employment with the Company due to disability, the named executive officers would receive a lump sum payment equal to 50% of the executive officer’s respective base salary. Payments if such a termination of employment due to disability had occurred at December 31, 2012 would have been: $345,050 to Dr. Lopez, $186,224 to Mr. Lamb, $169,950 to Mr. Riggs, $173,040 to Mr. Costello and $115,875 to Ms. Burcar.

Compensation of Directors

In 2012, our non-employee directors received an annual cash retainer of $35,000, plus $1,000 per day for attendance at meetings of the Board of Directors or $500 if the meeting was telephonic. Our lead director received an additional cash annual retainer of $15,000. Compensation for attendance at meetings of the Audit Committee of the Board of Directors by the Chairperson of the Committee was $1,500 per day or $750 if the meeting was telephonic and for other Board of Director attendees was $1,000 per day or $375 if the meeting was telephonic. Compensation for attendance at meetings of the Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors by the Chairperson of the Committee was $1,500 per day or $750 if the meeting was telephonic and for other Board of Director attendees was $750 per day or $375 if the meeting is telephonic. Each Chairperson of a board committee also received an annual retainer. The annual retainer for the Audit Committee Chairperson, the Compensation Committee Chairperson and the Nominating/Corporate Governance Committee Chairperson was $18,500, $7,500 and $5,000, respectively.

Prior to May 2012, each non-employee director was granted an option to purchase 1,500 shares of our common stock quarterly on the date that is two days after the public announcement of the Company’s earnings for the immediately preceding quarter. In February 2012, each non-employee director received an option to purchase 1,875 shares of our common stock. The option grants become fully exercisable on the first anniversary of the grant date. In the event of a change in control of the Company, the vesting of the options will accelerate. All the option grants expire ten years after the grant date.

In May 2012, our Compensation Committee approved a new mix for non-employee director equity awards. Beginning with the May 2012 Annual Meeting of the Stockholders, our non-employee directors are entitled to receive an annual equity award of options to purchase our common stock and restricted stock units ("RSUs") valued at $110,000 in the aggregate to replace their former quarterly stock option grants. Half of the annual equity package consists of RSUs and the other half consists of stock options. In February 2012, each non-employee director received an option to purchase 1,875 shares of our common stock. In May 2012, each non-employee director received an option grant to purchase 1,508 shares of our common stock. These options become exercisable one year after the grant date and expire ten years after the grant date. In May 2012, each of our non-employee directors received 1,022 RSU's which vest fully on the first anniversary of the grant date.

The following table shows all compensation awarded to, earned by or paid to our non-employee directors in 2012.

2012 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	RSU awards (1)	Option awards ($) (2)(3)	Total ($)
Jack W. Brown	$58,250	$54,994	$55,005	$168,249
John J. Connors	$58,750	$54,994	$55,005	$168,749
Michael T. Kovalchik, III, M.D.	$77,875	$54,994	$55,005	$187,874
Joseph R. Saucedo	$82,125	$54,994	$55,005	$192,124
Richard H. Sherman, M.D.	$58,750	$54,994	$55,005	$168,749
Robert S. Swinney, M.D.	$50,500	$54,994	$55,005	$160,499

(1) In 2012, each non-employee director was granted 1,022 RSUs of the Company as follows with a grant date fair value of $54,994. The fair value of the RSUs is based on the market price of our common stock on the date of the grant, or $53.81 per share. Each non-employee director has 1,022 RSUs outstanding at December 31, 2012.

(2)
In 2012, each non-employee director was granted options to purchase shares of our common stock as follows: February 2, 2012, 1,875 options with a grant date fair value of $28,431; May 11, 2012, 1,508 options with a grant date fair value of $26,574. See Note 2 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the assumptions used in valuation of these options.

(3)
At December 31, 2012, our non-employee directors held options to purchase shares of our common stock as follows: Mr. Brown 73,383; Mr. Connors 54,633; Dr. Kovalchik 57,008; Mr. Saucedo 59,508; Dr. Sherman 47,133; and, Dr. Swinney 73,383.

Equity Compensation Plan Information

We have a 2011 Stock Incentive Plan under which we may grant restricted stock or options to purchase our common stock to our employees, directors and consultants. We had a 2001 Directors’ Stock Option Plan under which we granted options to purchase our common stock to our directors, which plan expired in November 2011. We also had a 1993 Stock Incentive Plan and a 2003 Stock Option Plan, under which we granted options to purchase common stock to the employees, which plans expired in January 2005 and May 2011, respectively.  We also have an Employee Stock Purchase Plan.  All plans were approved by our stockholders.  Further information about the plans is in Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Certain information about the plans at December 31, 2012, is as follows:

Number of shares remaining
Number of shares to be issued upon	Weighted-average exercise	available for future issuance under
exercise of outstanding options,	price of outstanding	equity compensation plans
warrants and rights	options, warrants and rights	(excluding shares reflected in column (a))
(a)	(b)	(c)*
2,444,753	$35.66	1,553,456

*As of December 31, 2012, there were 320,849 shares of common stock available for issuance under our Employee Stock Purchase Plan, which are included in this amount.

Transactions with Related Persons

Since the beginning of 2010, the Company has not entered into or participated in any transaction required to be disclosed by Item 404(a) of Regulation of S-K.

Policies and Procedures Regarding Transactions with Related Persons

The Company attempts to review all related person transactions to ensure fairness to the Company and proper disclosure under SEC rules. Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related person transactions. Additionally, the Board of Directors conducts annual reviews of each director to determine such director’s independence. We also require each of our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest. In determining whether to approval a related party transaction, the Audit Committee considers the general fairness of the transaction to the Company, including the material terms and conditions of the proposed transaction, the related party’s interest, the amount involved in the transaction and whether the transaction is on terms comparable to terms available in a transaction involving an unrelated third party.

Pursuant to our written Code of Business Conduct and Ethics, each executive officer or director must receive approval of the Nominating/Corporate Governance Committee or the Board of Directors prior to engaging in certain transactions that are likely to involve a conflict of interest.

Director Independence

The Board of Directors has determined that Messrs. Brown, Connors and Saucedo and Drs. Kovalchik, Sherman and Swinney are independent directors as defined by the NASDAQ Listing Rules. During the course of its review, the Board of Directors considers transactions and relationships between each director (and such director’s immediate family) and the Company and its affiliates against the independence requirements of NASDAQ, and in the case of the Audit Committee, the SEC rules.

Board Meetings and Committees and Attendance at Meetings

During 2012, the Board met fourteen times, the Compensation Committee met seven times, the Audit Committee met ten times and the Nominating/Corporate Governance Committee met four times. All directors attended more than 75% of the total of all meetings of the Board and any committees on which he serves.

It is the policy of the Company to invite and encourage all members of the Board of Directors to attend the annual meeting of stockholders, which was held by remote communication. In 2012, five directors attended the annual meeting.

Director Legal Proceedings

During the past ten years, no director, executive officer or nominee for our Board of Directors has been involved in any legal proceedings that are material to an evaluation of their ability or integrity to become our director or executive officer. During the past ten years, no director, executive officer or nominee for our Board of Directors has had judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; judicial or administrative proceedings based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement of such actions; or any disciplinary sanctions or orders imposed by stock, commodities, or derivatives exchanges or other self-regulatory organizations.

Board Leadership Structure

Dr. Lopez has served as the President, CEO and Chairman of the Board since 1989 and founded the Company in 1984. The Board of Directors believes that Dr. Lopez is best situated to serve as Chairman of Board based upon his significant leadership position with the Company and his extensive knowledge about the Company’s business and industry. In addition, the Board of Directors believes that Dr. Lopez’s combined roles as Chairman and President and CEO position him to effectively identify strategic priorities for the Company and to lead Board discussions on the execution of Company strategy. While each of the Company’s non-employee directors brings unique contributions to our Board of Directors, Dr. Lopez’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and President and CEO helps promote the Company’s overall strategic development and facilitates the efficient flow of information between management and the Board.

In January 2011, the Board appointed Michael T. Kovalchik, III, M.D. as the Board’s Lead Independent Director. The independent directors regularly meet in executive sessions in connection with regular meetings of the Board, which executive sessions are presided over by Dr. Kovalchik.

Board Oversight of Risk

The Board of Directors is responsible for oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full Board and its committees, including its Audit, Nominating Corporate Governance, and Compensation Committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. While the Board is responsible for oversight and direction, management is charged with identifying risk and establishing appropriate internal processes and an effective internal control environment to identify and manage risks and to communicate information about risk to the Board. Committees of the Board also play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls. In fulfilling its duties, the Audit Committee considers information from our independent registered public accounting firm, Deloitte and Touche, LLC, and our internal auditors. Additionally, the Compensation Committee periodically reviews the Company’s compensation policies and profile with management to ensure that compensation supports the Company’s goals and strategic objectives without creating risks that may have a material adverse effect on the Company.

Compensation Policies and Practices and Risk Management
Our Compensation Committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:
·        A Balanced Mix of Compensation Components - The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives and long-term equity awards.
·        Multiple Performance Factors - Our incentive compensation plans use both company-wide metrics (accounting for 90% or more of the weighting under our incentive plan for our named executive officers) and individual performance (accounting for 10% or less of the weighting under our incentive plan for our named executive officers), which encourage focus on the achievement of objectives for the overall benefit of the Company.
·        Capped Cash Incentive Awards - Annual cash bonus incentive awards are capped at 140% of target.
·        Multi-year Vesting - Equity awards vest over multiple years requiring long-term commitment on the part of employees.
·        Competitive Positioning - The Compensation Committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.
·        Corporate Governance Programs - We have implemented corporate governance guidelines, a code of conduct and other corporate governance measures and internal controls.
The Compensation Committee also reviews the key design elements of our compensation programs in relation to industry practices, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for Directors and Officers. A copy is available on the Company’s website, www.icumed.com. The Company will disclose any future amendments to, or waivers from, the Code of Business Conduct and Ethics for Directors and Officers on our website within four business days following the date of the amendment or waiver.

Nominating / Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of Mr. Connors and Drs. Kovalchik, Sherman (Chairman) and Swinney, each of whom the Board of Directors has determined is independent as defined by the Nasdaq Listing Rules. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on July 25, 2003, a copy of which can be found on the Company’s website, www.icumed.com. The Nominating Committee’s role is to recommend to the Board of Directors policies on Board composition and criteria for Board membership, to identify individuals qualified to serve as directors and approve candidates for director and to recommend directors for appointment to committees of the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning the Company’s corporate governance guidelines and codes of ethics and business conduct, oversees internal investigations of conduct of senior executives, if necessary, and conducts evaluations of the performance of the Board of Directors.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the Nasdaq Listing Rules; diversity; ability and willingness to undertake the requisite time commitment to Board service; and an absence of conflicts of interest with the Company.

While the Nominating Committee does not have a specific policy in place, it believes that diversity brings different perspectives to a board of directors which leads to a more varied approach to board issues. The Company has a general non-discrimination policy, which the Nominating Committee observes when considering candidates for the board of directors. While not giving specific weight to any aspect of diversity, the Board of Directors believes that its current composition has an appropriate level of diversity with respect to ethnicity and professional experience.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will assess the need for particular expertise on the Board of Directors, the upcoming election cycle of the Board and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director that may come to the Nominating Committee’s attention through current directors, the Company’s professional advisors, stockholders or others.

The Nominating Committee will consider candidates recommended by stockholders. The deadlines and procedures for stockholder recommendations of director candidates are discussed below under “Nomination of Directors and Submission of Stockholder Proposals.” Following verification of the stockholder status of persons proposing candidates, the Nominating Committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a stockholder will be treated like any other potential candidate during the review process by the Nominating Committee.

The Nominating Committee has approved and recommended to the Board the nominations of George A. Lopez, M.D., and Robert s. Swinney, M. D. for re-election as directors at the Annual Meeting. The Nominating Committee considered the candidates’ past contributions to the Board of Directors, their willingness to continue to serve and the benefits of continuity in the membership of the Board of Directors and determined that the re-election of the two candidates was appropriate.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of three directors, Messrs. Brown, Connors and Saucedo (Chairman) all of whom are independent directors as defined by the Nasdaq Listing Rules and Rule 10A(3)(b)(1) of the Exchange Act. As more fully described in the Audit Committee Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements.

The Company’s Board of Directors adopted a revised written Audit Committee charter on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com.

The Board of Directors has determined that Joseph R. Saucedo is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations.

Audit Committee Report

The Company’s audited consolidated financial statements are included in the Company’s Annual Report on Form 10-K. The Audit Committee has reviewed and discussed those financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independent auditor’s independence with them. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual on Form 10-K.

AUDIT COMMITTEE
Joseph R. Saucedo, Chairman
John J. Connors
Jack W. Brown
Compensation Committee

The Board of Directors has a Compensation Committee, consisting of Messrs. Brown and Saucedo, and Drs. Kovalchik (Chairman), Sherman and Swinney. The Board has determined that all members of the Compensation Committee, none of whom are employees, former employees of, or consultants to, the Company are independent directors as defined by the Nasdaq Listing Standards. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which can be found on the Company’s website, www.icumed.com.

Our Compensation Committee discharges the responsibilities of the Board of Directors relating to executive and director compensation. It reviews the performance of the Company and Dr. Lopez, our Chief Executive Officer, sets performance objectives, establishes the compensation of the CEO, recommends to the Board of Directors the compensation of the other executive officers and authorizes the grant of options to employees, and awards under our bonus and incentive plans.

Our Compensation Committee engaged Compensia, a national compensation consulting firm, to advise on the performance-based compensation structure and awards, including the Performance-Based Incentive Plan and to provide market data and other analysis for compensation of executive officers and members of our Board of Directors. Prior to making its decisions for executive officers other than the CEO, the Compensation Committee receives recommendations from the CEO as to the amounts and types of compensation and other awards for those executive officers.

Compensation Committee Report

The Company’s Compensation Discussion and Analysis (CD&A) is included elsewhere in this Proxy Statement. Our Compensation Committee has reviewed and discussed the CD&A with management of the Company. Based on these reviews and discussions, our Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE
Michael T. Kovalchik III, M.D., Chairman
Jack W. Brown
Joseph R. Saucedo
Richard H. Sherman, M.D.
Robert S. Swinney, M.D.

Shareholder Communications

The Company’s Board of Directors has an established process for stockholder communications and it can be found on the Company’s website, www.icumed.com.

In the past year, the Board of Directors did not receive any stockholder communications that it considered material and therefore took no action.

Compensation Committee Interlocks and Insider Participation

During 2012, no member of the Compensation Committee was a current or former employee or officer of the Company, and no interlocking relationship existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. The Compensation Committee consists of Messrs. Brown and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney.

Conflict of Interest Analysis

The Compensation Committee believes that the work of Compensia, the compensation consultant engaged by our Compensation Committee during 2012, raised no conflict of interest. In reaching this conclusion, our Compensation Committee considered the factors set forth in the SEC and NASDAQ rules regarding compensation advisor independence.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports on prescribed forms regarding ownership of and transactions in the common stock with the SEC and to furnish copies of such forms to the Company. Based solely on a review of the forms received by it and written representations that no Forms 5 were required to be filed, the Company believes that with respect to 2012 all Section 16(a) filings were filed on a timely basis.

Proposals Requiring Your Vote

Proposal 1 - Election of Directors

Nominees and Directors

Two of the seven directors currently constituting the Board of Directors are to be elected at the Annual Meeting to hold office until the 2016 Annual Meeting and until their successors are elected and qualified. The Company's Board of Directors is divided into three classes. Each year a different class of directors is elected at the Annual Meeting to a three-year term.

In the election of directors, the Board recommends that you vote FOR George A. Lopez, M.D, and Robert S. Swinney, M. D., who are now members of the Board and whose current terms of office are expiring.
It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the Company’s Nominating/Corporate Governance Committee.

The following are summaries of the background, business experience and descriptions of the principal occupations of the directors.

George A. Lopez, M.D.

Dr. Lopez, 65, has been a director since 1984. He is the founder of the Company and has served as Chairman of the Board, President and CEO since 1989. The Board has nominated Dr. Lopez for election as a director due to his knowledge of the day-to-day operations of the Company, particularly in the areas of research, product development and manufacturing processes. His extensive experience with the Company and industry knowledge provides an invaluable insight to the Board on issues involving the Company and its goals. Furthermore, the Board believes that including the CEO as a director is an efficient way of ensuring continuity between the development and execution of the Company’s business strategies. Dr. Lopez’s current term expires in 2013.

Robert S. Swinney, M.D.

Dr. Swinney, 67, has been a director since 1998 and previously served as a director from 1989 to October 1995. Dr. Swinney has more than 30 years experience as a critical care physician in a large, public teaching hospital, where he has formerly served as the critical care unit director and Chair of the ICU Committee. Dr. Swinney also has as experience in private primary care practice and emergency medicine. He holds two patents for medical products and, in his daily work, is frequently called upon to examine and evaluate new medical products. The Board has determined to nominate Dr. Swinney for election as a director due to Dr. Swinney’s medical and leadership experience, including Dr. Swinney’s work with patents, as well as his ongoing work, which has provided him with a high level of technical expertise, which keep him current on new developments in medical technology. Dr. Swinney’s current term expires in 2013.

John J. Connors, Esq.

Mr. Connors, 73 has been a director since 1992 and previously served as a director from December 1988 to July 1989. He is a patent attorney and the founder of Connors & Associates PC, a professional law corporation specializing in intellectual property law. Mr. Connors is a member of the Orange County Bar Association, the Orange County Patent Law Association, the Los Angeles Intellectual Property Law Association, and the Association of Corporate Patent Counsel. The Board is well served by Mr.Connor's considerable technical knowledge, particularly his experience in the areas of patent acquisition, patent infringement, and the negotiation of the sale and licensing of intellectual property, which brings a unique and valued perspective to the Board. Mr. Connors’ current term expires in 2014.

Michael T. Kovalchik, III, M.D.

Dr. Kovalchik, 67, has been a director since 1989 and serves as Chair of our Compensation Committee. Dr. Kovalchik is a physician and the Director of DaVita Healthcare Kidney Center, Torrington, Connecticut. He serves as Chairman of the Ethics Committee, Charlotte Hungerford Hospital, Torrington, Connecticut. The Board is benefitted by having Dr. Kovalchik on the board in part due to his extensive medical knowledge and his compensation committee leadership experience. Dr. Kovalchik’s current term expires in 2014.

Joseph R. Saucedo

Mr. Saucedo, 70, has been a director since 2001 and serves as Chair of the Audit Committee. He is Chairman and President of Bolsa Resources, Inc., a business management consulting firm that provides both management consulting and financial accounting function support to manufacturing companies. He has a Masters in Business Administration. Mr. Saucedo’s 30 years of financial and accounting experience include serving as President and CEO of a financial institution where he was responsible for overseeing the performance of the company, as an auditor for a major auditing firm, and currently, the review, analysis and evaluation of clients’ financial statements and financial consulting to manufacturing concerns. The Board is well served by having Mr. Saucedo on the Board in part because it believes that his financial knowledge and experience is valuable to the Board, particularly with respect to his service on the Audit Committee. Additionally, his wide range of experiences from the CEO of a financial institution to an auditor at a major auditing firm provide him with insight into all financial aspects of a company. The Board has determined that Mr. Saucedo is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and SEC regulations. Mr. Saucedo’s current term expires in 2014.

Jack W. Brown

Mr. Brown, 73, has been a director since 1992. He is the former Chairman of the Board and President of Gish Biomedical, Inc., a manufacturer of disposable medical devices for cardiovascular surgery and vascular access devices. His experience includes management positions at Bentley Laboratories and Baxter Laboratories. Mr. Brown has a background in manufacturing, marketing and product development. The Board believes that Mr. Brown’s leadership experience at a medical device company gives him a breadth of knowledge and a unique perspective on the competitive nature of the industry. Mr. Brown’s current term expires in 2015.

Richard H. Sherman, M.D.

Dr. Sherman, 66, has been a director since 1990, and serves as chair of the Nominating/Corporate Governance Committee. He is a physician in private practice with privileges in Internal Medicine and Cardiology at Bayhealth Medical Center, Milford, Delaware. He established and directed the Noninvasive Cardiology Laboratory, and the Cardiac Rehabilitation Program for Milford Memorial Hospital. He has been elected to local, county and state medical leadership positions and has served on non-profit and private boards and their committees. Currently he serves on the Credentials Committee of Bayhealth Medical Center and the Budget and Finance Committee of the Medical Society of Delaware. He is a goverance fellow in the National Association of Corporate Directors. The Board is well served by Dr. Sherman’s broad medical and leadership experience. Dr. Sherman’s term expires in 2015.

Proposal 2 - Re-approve the 2008 Performance-Based Incentive Plan, as amended

On March 8, 2008, our Compensation Committee of the Board of Directors (the “Committee”) approved the 2008 Performance-Based Incentive Plan (the “Incentive Plan”), which provides the Company the ability to structure incentive compensation intended to be performance-based (“Performance Bonuses”) to the executive officers of the Company.  Performance Bonuses are intended to satisfy the requirements for qualified performance-based compensation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Committee believes that the Performance Bonuses will provide benefits to the stockholders by encouraging the executive officers to focus their efforts on meeting goals that the Committee believes are significant to the growth of the Company and which may lead to improved market performance of the Company's Common Stock. Pursuant to the rules of Section 162(m) of the Code, we are asking the stockholders to re-approve the material terms of the Incentive Plan, as amended, so that the Company may continue to provide cash incentive compensation designed to qualify as performance-based compensation. We may also grant awards under the Incentive Plan that are not designed to qualify as performance-based compensation.

Section 162(m)

Under Section 162(m) of the Code, the Company's federal income tax deduction for a taxable year for compensation for services performed by each named executive officer (other than the Chief Financial Officer) listed in the Summary Compensation Table (other than the Chief Financial Officer) is generally limited to $1 million. However, compensation that qualifies under Section 162(m) as “performance-based” does not count against the $1 million limit. One of the conditions that must be satisfied for compensation to be able to qualify as “performance-based” under Section 162(m) is that the material terms of the compensation arrangement must be disclosed to and approved by the Company's stockholders. The material terms that must be disclosed and approved are the employees eligible to receive the compensation, a description of the business criteria on which the performance target is based and the maximum amount of compensation that can be paid to an employee on achievement of the performance target. Section 162(m) generally requires re-approval of the material terms every five (5) years.

Individuals eligible to participate in the Incentive Plan are “covered employees” of the Company under Section 162(m) and other key employees designated by the Committee. Current participants in the Incentive Plan are George A. Lopez, Chairman of the Board, President and Chief Executive Officer, Scott E. Lamb, Secretary, Treasurer and Chief Financial Officer, Steven C. Riggs, Vice President of Operations, Richard A. Costello, Vice President of Sales and Alison D. Burcar, Vice President of Product Development. The business criteria on which a performance target may be based are described below under “Payment of Performance Bonuses”. The maximum amount of the Performance Bonus that can be paid to any individual with respect to a 12-month performance period under the Incentive Plan is $5,000,000 (subject to proportional adjustment for performance periods that are longer or shorter than 12 months). (The previous maximum was $2,000,000 per 12-month performance period, subject to similar adjustments). The Company will not make future awards under the Incentive Plan unless it is re-approved by the stockholders.

Vote Required

Approval of the Performance Bonuses requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting

Payment of Performance Bonuses

The following summary of the terms of the Incentive Plan is qualified in its entirety by reference to the terms of the Incentive Plan set forth in Annex A.

For each performance period set by the Committee, the Committee will establish the Plan participants for the year, the amount of the Performance Bonuses potentially to be paid to each participant, subject to the maximum amount described above, and the Performance Target or Targets. The Company will pay the Performance Bonuses only if the Performance Target or Targets are met. The Company will not pay the Performance Bonuses for any portion of a Performance Bonus for which the Incentive Plan Performance Target was not met.

“Performance Targets” may be established by the Committee based on one or more of the following criteria: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, operating profit margin, earnings before interest, taxes, depreciation or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders' equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) days' sales outstanding; (xi) inventory turns; (xii) revenue per employee; (xiii) EBITDA; (xiv) implementation or completion of critical projects involving acquisitions, divestitures and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals. In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The Performance Targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made.

Incentive Plan Benefits

The grant of awards under the Incentive Plan, including grants to the executive officers named in the Summary Compensation Table, is subject to the discretion of the Administrator. Accordingly, the size of awards is not determinable. The following table sets forth information with respect to the maximum payable under outstanding awards granted pursuant to the Incentive Plan to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group, assuming in each case maximum satisfaction of Performance Targets. The level of past awards, and the satisfaction of Performance Targets, is not necessarily indicative of the level of future awards or the satisfaction of future Performance Targets.

2008 Performance-Based Incentive Plan
Named Executive Officer	Potential maximum bonus payout *
George A. Lopez, Chairman, Chief Executive Officer and President	1,243,905
Scott E. Lamb, Chief Financial Officer, Secretary and Treasurer	313,035
Steven C. Riggs, Vice President of Operations	238,066
Richard A. Costello, Vice President of Sales	242,394
Alison D. Burcar, Vice President of Product Development	204,000
All current executive officers, as a group (5 persons)	2,241,400
All current directors who are not executive officers, as a group	—
All other employees (including all current officers who are not executive officers), as a group	—
* Maximum bonus payout requires that financial goals are 110% of the goal, and that an individual goal is met, if applicable.

Federal Income Tax Considerations

All amounts paid pursuant to the Incentive Plan will be taxable income to the employee when received. Subject to compliance with Section 162(m) of the Code, the Company may generally be entitled to a federal income tax deduction in the amounts of the Performance Bonuses.

Stockholder approval is only one of the conditions that must be satisfied to qualify the Performance Bonuses as “performance-based” compensation under Section 162(m). To the extent we structure awards under the Incentive Plan that are designed to be a “performance-based” under Section 162(m), it is our intent that the Performance Bonuses satisfy the other conditions to qualify for deductibility as “performance-based” compensation under Section 162(m).

The foregoing is only a summary of certain federal income taxation considerations affecting employees and the Company related to the Performance Bonuses. It does not purport to be complete and does not discuss state or local income tax laws applicable to any employee or the Company.

The Board of Directors recommends a vote FOR re-approving the 2008 Performance-Based Incentive Plan, as amended.

Proposal 3 - Selection of Auditors
Deloitte & Touche, LLP (“Deloitte”) has been the Company’s independent registered public accounting firm since its selection by the Audit Committee on March 19, 2008. Deloitte was most recently ratified by the stockholders at the 2012 Annual Meeting as the independent registered public accounting firm of the Company for the year ending December 31, 2012.
The Audit Committee has appointed Deloitte to continue as the independent registered accounting firm of the Company for the year ended December 31, 2013. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions. The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte.
Fees Paid to Auditors
It is the policy of our Audit Committee to have the engagement of our independent registered public accounting firm to perform any audit or non-audit services approved in advance by the Audit Committee. Such approval authority is delegated to the Chairman of the Audit Committee on behalf of the Audit Committee as permitted by the Audit Committee Charter. In 2011 and 2012 all fees to our auditors were pre-approved by the Audit Committee.

Deloitte was our independent registered public accounting firm in 2012 and 2011. Fees billed by Deloitte for 2012 and 2011 were as follows:

	2012	2011
Audit fees	$581,832	$666,975
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees *	$—	$28,679
*Fees associated with due diligence in connection with an acquisition opportunity

Proposal 4 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, our Board of Directors is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of our named executive officers as disclosed in this Proxy Statement.

We conducted our first stockholder advisory vote on our named executive officer compensation at our 2011 Annual Meeting of Stockholders. While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our Proxy Statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders' concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual stockholder advisory vote on our named executive officer compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At our 2012 Annual Meeting of Stockholders, more than 95% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement for that meeting, and as a result our named executive officer compensation was approved. Our Board of Directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results. Nevertheless, as we have discussed in this Compensation Discussion and Analysis under the heading “Executive Summary”, our Compensation Committee has made important changes to our executive compensation programs in 2011 and 2012 which demonstrate its ongoing commitment to aligning compensation of our named executive officers with the interests of our stockholders and current market practice, including a continuing move towards increasing pay for performance compensation methodologies.

In light of the advisory vote at the 2011 Annual Meeting of Stockholders on the frequency of future “say-on-pay” advisory votes, our Compensation Committee has unanimously recommended, and the our Board of Directors has unanimously approved, that the Company will hold an annual stockholder advisory vote on named executive compensation, including a vote at the 2013 Annual Meeting of Stockholders. Our Board of Directors encourages stockholders to review the Compensation Discussion and Analysis in this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee and the Board of Directors with respect to the compensation of our named executive officers for 2012.

As discussed in the Compensation Discussion and Analysis, our named executive officers' compensation is primarily comprised of base salary, cash bonus pay and equity awards and is based on the following.

•	Base salaries are competitive based on the officer's responsibilities and experience.

•
Cash bonus awards are based on our actual performance as measured against financial targets (total revenue, operating income and diluted earnings per share) and individual performance goals for our named executive officers except Dr. Lopez, whose cash bonus is based entirely on the annual performance metrics.

•
Equity awards are generally consistent with the level of awards granted by our compensation peer group and are granted at levels that seek to position the total direct compensation opportunities of our named executive officers at approximately the 50th to 75th percentile of our peer group.

Our Board of Directors believes that our executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly our Board recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders of ICU Medical, Inc. approve the compensation paid to the Company's named executive officers as described in this Proxy Statement under “Executive Officer and Director Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although the vote is non-binding, the Board and our Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the Company's named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of the Company's named executive officers.

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

ANNUAL REPORT

The Company's Annual Report on Form 10-K for the year ended December 31, 2012 is being mailed to all stockholders together with this Proxy Statement.
THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MARCH 18, 2013. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 951 CALLE AMANECER, SAN CLEMENTE, CA 92673. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO POSTED ON THE COMPANY’S WEBSITE, WWW.ICUMED.COM.
NOMINATION OF DIRECTORS AND SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to nominate persons for election as directors at an annual meeting shall give timely written notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Such notice shall include a signed consent of each such nominee to serve as a director of the Company, if elected. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s bylaws, and the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company.

Any stockholder who intends to propose any business at a meeting shall give timely written notice to the Secretary of the Company setting forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and record address of the stock holder giving the notice, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and by any other stockholders known by the stockholder giving the notice to be supporting the proposal and (iv) any material or financial interest of the stockholder in such business. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s bylaws,

In connection with the 2014 Annual Meeting, each of the notices described above will be timely if it is delivered to or mailed and received at the Company’s executive offices not earlier than January 8, 2014 and not later than February 7, 2014. If the date of the 2014 Annual Meeting is advanced or delayed more than 30 days from May 10 (the one year anniversary of this year’s annual meeting), then in each case for notice by the stockholder to be timely, it must be delivered to the Secretary at the Company’s principal executive offices not later than the close of business on the later of (i) the 90th day prior to the 2014 Annual Meeting or (ii) the 15th day following the day on which public announcement of the date of the 2014 Annual Meeting is first made.
Consistent with SEC rules, the deadline by which notice of a proposal that a stockholder is seeking to have included in the Proxy Statement for the 2014 Annual Meeting must be received by the Company at its principal executive offices is December 9, 2013, or if the date of the 2014 Annual Meeting is changed by more than 30 days from May 10, then a date that is a reasonable time before the Company begins to print and mail its proxy materials. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. The SEC has adopted rules that allow a company to deliver a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials to an address shared by two or more of its stockholders. This method of delivery, known as "householding," permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

BY ORDER OF THE BOARD OF DIRECTORS

Scott E. Lamb, Secretary

ANNEX A

ICU MEDICAL, INC.

2008 PERFORMANCE-BASED INCENTIVE PLAN

1.             Purpose of this Plan

The purpose of this ICU Medical, Inc. 2008 Performance-Based Incentive Plan is to enhance stockholder value of by providing economic incentives designed to motivate, retain, and attract Executives to the Company.

2. Definitions and Rules of Interpretation

2.1           Definitions.  This Plan uses the following defined terms:

(a)           “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the establishment or grant of Bonus Awards.

(b)           “Approval Date” means the date on which this Plan is approved by the Company's stockholders.

(c)           “Board” means the board of directors of the Company.

(d)           “Bonus Award” means a cash payment under this Plan to a Participant to be paid upon the achievement of Performance Targets applicable to such Bonus Award.

(e)           “Code” means the Internal Revenue Code of 1986.

(f)            “Committee” means the Compensation Committee of the Board.

(g)           “Company” means ICU Medical, Inc., a Delaware corporation.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)            “Executive” means an individual who is a “covered employee” under Section 162(m) of the Code because of the individual's relationship with the Company or a Subsidiary, and any other key employee of the Company or a Subsidiary the Committee may designate for participation.

(j)            “Participant” means any Executive selected by the Committee for whom a Bonus Award is established.

(k)           “Performance Targets” means targets established by the Committee for performance of the Company based on one or more of the following criteria:  (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, operating profit margin, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders' equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) days' sales outstanding; (xi) inventory turns; (xii) revenue per employee; (xiii) EBITDA; and (xiv) implementation or completion of critical projects involving acquisitions, divestitures and other ventures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals.  In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit.  The Performance

Targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made.

(l)            “Plan” means this ICU Medical, Inc. 2008 Performance-Based Incentive Plan.

(m)          “Subsidiary” means, as to any person, an entity, such as a corporation, partnership, firm, limited liability company, association, business organization, enterprise or other entity, in which such person holds directly or indirectly (through one or more other Subsidiaries) securities or other interests conferring the power to elect a majority of the board of directors or similar governing body, or otherwise conferring the power to direct the business and policies of such entity.

(n)           “Termination” means that the Participant has ceased to be, with or without any cause or reason, an employee of the Company or a Subsidiary.  However, unless so determined by the Committee or otherwise provided in this Plan, “Termination” shall not include a change in employment from employment by the Company to employment by a Subsidiary or vice versa, or from employment by a Subsidiary to employment by another Subsidiary.  An event that causes a Subsidiary to cease being a Subsidiary shall be treated as the “Termination” of that Subsidiary's employees.

2.2           Rules of Interpretation.  Any reference to a “Section,” without more, is to a Section of this Plan.  Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan.  Except when otherwise indicated by the context, the singular includes the plural and vice versa.  Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3. Administration

3.1           General

(a)           This Plan will be administered by the Committee.

(b)           The Committee shall consist of at least two members of the Board who are “outside directors” as defined in Section 162(m) of the Code.

3.2           Authority of the Committee.  Subject to the other provisions of this Plan, the Committee shall have the authority:

(a)           to select the Participants to receive Bonus Awards;

(b)           to establish Bonus Awards including, subject to the limitations of this Plan, the amount of such Bonus Awards;

(c)           to determine the Performance Targets for each Bonus Award;

(d)           to determine whether Performance Targets established for a Bonus Award have been achieved, the level of Performance Targets achieved and the amount of the Bonus Award payable, if any;

(e)           to authorize payment of the amount of a Bonus Award that the Committee has determined to be payable;

(f)            to not authorize payment or reduce, but not increase, the amount payable pursuant to a Bonus Award based on subjective or qualitative measures;

(g)           to interpret this Plan and any agreement or document related to this Plan;

(h)           to correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any agreement or any other document related to this Plan;

(i)            to adopt, amend, and revoke rules and regulations under this Plan; and

(j)            to make all other determinations the Committee deems necessary or advisable for the administration of this Plan.

3.3           Scope of Discretion.  On all matters for which this Plan confers the authority, right or power on the Committee to make decisions, the Committee may make those decisions in its sole and absolute discretion.  Those decisions will be final, binding and conclusive.

3.4           Information to be Furnished to the Committee.  The Company shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual's employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of this Plan.

3.5           Liability and Indemnification of the Committee.  No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or a Subsidiary.  The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under this Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

4. Operation of this Plan

4.1           Performance-Based Compensation.  Bonus Awards made under this Plan are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and shall be conditioned on the achievement of one or more Performance Targets as determined by the Committee.

4.2           Establishment of Bonus Awards; Limitation.  For any performance period determined by the Committee it may select the Participant or Participants for whom Bonus Awards may be established, determine the amount of the Bonus Awards and the portions of the Bonus Awards that will be payable upon achievement of various levels of the applicable Performance Targets.  The maximum amount payable pursuant to Bonus Awards to any Participant with respect to any twelve month performance period shall be $5,000,000 (subject to proportional adjustment for performance periods that are greater or lesser than twelve months).

4.3           Establishment of Performance Targets.  For each performance period for which a Bonus Award is established, the Committee shall establish the Performance Targets applicable to such Bonus Award in writing not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the Performance Targets is substantially uncertain.  The Performance Targets established by the Committee shall be objective (as that term is described in regulations under Section 162(m) of the Code).

4.4           Determination of Achievement of Performance Targets.  Within 75 days of the end of each performance period, the Committee shall: (a) assess the extent to which the Company has achieved the Performance Targets for such performance period based, as applicable, on the Company's publicly reported results; (b) determine each Participant's Bonus Award based upon the terms described in Section 4.2; and (c) authorize payment of the amount of the Bonus Award so determined.  Where applicable, achievement of the Performance Targets shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude, to the extent such exclusion is consistent with IRC Section 162(m), the impact of acquisitions, dispositions, restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.  A Participant may not receive a payment of a Bonus Award until the Committee has determined that the applicable Performance Targets have been achieved.

4.5           Withholding.  All Bonus Awards and other payments under this Plan are subject to withholding of all applicable federal, state and local taxes.

4.6           Termination.  If the Termination of a Participant for whom a Bonus Award has been established under Section 4.2 occurs before the last day of the performance period applicable to the Bonus Award, such Bonus Award shall not be paid regardless of whether the Performance Targets have been achieved.

5. Amendment or Termination of this Plan or Bonus Awards

5.1           Amendment and Termination.  The Board may at any time amend, suspend or terminate this Plan.

5.2           Stockholder Approval.  The Company shall obtain the approval of the Company's stockholders for any amendment to this Plan if stockholder approval is necessary or desirable to comply with any Applicable Law, including Section 162(m) of the Code.  The Board may also, but need not, require that the Company's stockholders approve any other amendments to this Plan.

5.3           Effect.  No amendment, suspension or termination of this Plan, and no modification of any Bonus Award even in the absence of an amendment, suspension or termination of this Plan, shall impair any existing contractual rights of any Participant unless the affected Participant consents to the amendment, suspension, termination or modification.  No such consent shall be required, however, if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination or modification is required or advisable for this Plan or the Bonus Award to satisfy the requirements to constitute performance-based compensation under Section 162(m) of the Code.  Termination of this Plan shall not affect the Committee's ability to exercise the powers granted to it under this Plan with respect to Bonus Awards granted before the termination even though such Bonus Awards would be paid after the termination.

6. Reserved Rights

6.1           Nonexclusivity of this Plan.  This Plan shall not limit the power of the Company or any Subsidiary to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock or other equity-based rights under other plans or independently of any plan.

6.2           Unfunded Plan.  This Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience.  The Company shall not be required to segregate any assets on account of this Plan or the establishment of Bonus Awards.  The Company and the Administrator shall not be deemed to be a trustee of cash to be awarded under this Plan.  No obligations of the Company to any Participant under this Plan shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company.  The Company shall not be required to give any security or bond for the performance of any such obligations.

6.3           No Employment Agreement.  This Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any person the right to be retained in the employ or service of the Company or a Subsidiary, nor any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.

7. Transferability and Beneficiaries

7.1           Bonus Awards not Transferable.  Bonus Awards under this Plan are not transferable except: (a) as designated by the Participant by will or by the laws of descent and distribution; (b) as provided in Section 7.2; or (c), to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder).

7.2           Beneficiaries.  A Participant may file a written designation of one or more beneficiaries who are to receive the Participant's rights under the Participant's Bonus Award after the Participant's death, to the extent that such Bonus Award is otherwise payable in accordance with the terms of this Plan after the Participant's death.  A Participant may change such a designation at any time by written notice.

8. Miscellaneous

8.1           Effective Date and Approval Date.  This Plan will be effective as of the date it is adopted by the Board; provided, however, that Bonus Awards established or granted under this Plan before the Approval Date will be contingent on approval of this Plan by the Company's stockholders.

8.2           Governing Law.  This Plan, the Bonus Awards and any other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Bonus Awards, shall be governed by the substantive laws, but not the choice of law rules, of the State of California.

Originally adopted by the Board on: March 11, 2008

Approved by the stockholders on: May 16, 2008

Effective date of this Plan:  March 11, 2008

Amended by the Board on: March 29, 2011

Amended by the Board on: February 1, 2013

Re-approved by the stockholders on: May __, 2013

icumedical
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 George A. Lopez 02 Robert S. Swinney

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	To re-approve the 2008 Performance-Based Incentive Plan, as amended.	O	O	O
3	To ratify selection of Deloitte & Touche LLP as auditors for the company.	O	O	O
4	To approve named executive officer compensation on an advisory basis.	O	O	O

0000169925_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ICU MEDICAL, INC.
Annual Meeting of Shareholders
May 10, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints George A. Lopez, M.D. and Scott E. Lamb, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of ICU MEDICAL, INC. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 10, 2013 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

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